Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Timothy A. Bonang, Vice President of Investor Relations, or
Katie Strohacker, Senior Manager of Investor Relations
(617) 796-8251
www.tatravelcenters.com

TravelCenters of America Completes Acquisition of

31 C-Stores/Gas Stations for $68 Million

Westlake, OH (December 17, 2013).  TravelCenters of America LLC (NYSE: TA) today announced that it has completed its previously announced acquisition of thirty-one (31) convenience stores with retail gasoline stations (“C-stores”) for $67.9 million, including closing costs and customary working capital adjustments.  TA will continue to operate these C-stores under the proprietary brand name “Minit Mart”.  Twenty-eight (28) of the C-stores are located in Kentucky and three (3) are located in Tennessee.  Twenty-seven (27) of the locations include the ownership of land and buildings and four (4) are leaseholds.

The closing amount is subject to a customary post-closing adjustment based on the final working capital balance, but TA currently expects that any such adjustment will not be material.

About TravelCenters of America LLC:

TA primarily operates and franchises travel centers under the “TravelCenters of America”, “TA”, “Petro Stopping Centers” and “Petro” brand names that offer diesel and gasoline fueling, restaurants, truck repair facilities, stores and other services.  TA’s nationwide business includes locations in 42 U.S. states and in Canada.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON TA’S CURRENT INTENT, BELIEFS AND EXPECTATIONS BUT THEY ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS.  FOR EXAMPLE, THIS PRESS RELEASE STATES THAT THE ACQUISITION PRICE TA PAID IN THIS TRANSACTION IS SUBJECT TO A CUSTOMARY POST-CLOSING ADJUSTMENT BASED ON THE FINAL WORKING CAPITAL BALANCE, BUT THAT TA EXPECTS THAT ANY SUCH ADJUSTMENT WILL NOT BE MATERIAL.  HOWEVER, THE AMOUNT OF ANY SUCH ADJUSTMENT MAY BE MATERIAL.

RESULTS THAT DIFFER FROM THOSE STATED OR IMPLIED BY TA’S FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE MAY BE ALSO CAUSED BY OTHER REASONS AS DESCRIBED IN TA’S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR THE SEC, INCLUDING TA’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2012, AND TA’S QUARTERLY REPORTS ON FORMS 10-Q FOR THE PERIODS ENDING MARCH 31, JUNE 30 AND SEPTEMBER 30, 2013, IN SECTIONS OF THOSE REPORTS TITLED “WARNING REGARDING FORWARD LOOKING STATEMENTS” AND “RISK FACTORS” AND ELSEWHERE IN THOSE REPORTS.  COPIES OF THOSE REPORTS ARE PUBLICLY AVAILABLE AT THE SEC’S WEBSITE: WWW.SEC.GOV.

INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE.

EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW, TA DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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